EXHIBIT 10.50
NON SOLICITATION AND CONFIDENTIALITY AGREEMENT
          THIS NON SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of October 28, 2005, by and between Francis St. Clair (“Employee”) and Argo-Tech Corporation, a Delaware corporation (the “Company”).
          WHEREAS, AT Holdings Corporation, a Delaware corporation, the Company, V.G.A.T. Investors, LLC, a Delaware limited liability company (“Parent”), Vaughn Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent and Greatbanc Trust Company, as Trustee for the Argo-Tech Corporation Employee Stock Ownership Plan are parties to the Agreement and Plan of Merger, dated as of September 13, 2005 (the “Merger Agreement”), as amended;
          WHEREAS, the execution and delivery of this Agreement is a condition to the closing under the Merger Agreement; and
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Nonsolicitation. For so long as Employee is employed by the Company and for a period of two years thereafter, Employee shall not directly or indirectly (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, including inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company or its subsidiaries, (ii) hire any person who was an employee of the Company or any subsidiary unless at least twelve months has elapsed since the termination of such employee’s employment with the Company or any subsidiary, as the case may be, or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any subsidiary.
     2. Confidential Information.
(a)	Employee acknowledges that the continued success of the Company and its subsidiaries and other affiliates depends upon the use and protection of a large body of confidential and proprietary information, including, without limitation, confidential and proprietary information now existing or to be developed in the future. “Confidential Information” will be defined to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form or medium) that is (i) related to the Company’s or its subsidiaries’ or other affiliates’ prior, current or potential business or operations and (ii) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data of the Company and its subsidiaries and other affiliates including, without limitation, designs, drawings, photographs and other works and reports (including, without limitation, all Company Works); programs, software, source code, object code, diagrams, flow charts, manuals, documentation and databases; know-how, data, designs, specifications, improvements, inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; all technology and trade secrets; information concerning development, acquisition or investment opportunities in or reasonably related to the Company’s or its subsidiaries’ or other affiliates’ business or industry of which Employee is aware or becomes aware during the term of his/her employment, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Employee’s employment with the Company; development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, pricing and cost information, financial and business plans, employee, customer and supplier lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment; and all similar and related information in whatever form or medium.

(b)	Therefore, Employee agrees that he shall not disclose or use for his own account any of such Confidential Information, except as reasonably necessary for the performance of his duties under this Agreement, without the prior written consent of the Company’s board of directors, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Employee’s breach or actions in violation of this Agreement or other improper acts or omissions to act or otherwise (ii) is required to be disclosed pursuant to any applicable law or court order, provided, however that, Employee must give Company prompt written notice of any such legal requirement, disclose no more information than is so required and seek confidential treatment where available, and cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for such information. Upon the termination of Employee’s employment hereunder, or at any other time the Company may request in writing, Employee agrees to deliver to the Company all memoranda, notes, plans, records, reports, notebooks (and similar repositories of or containing Confidential Information) and other documents (and all copies, summaries and extracts thereof, in whatever form or medium) relating to the business or operations of the Company or its subsidiaries or other affiliates or that otherwise constitute Confidential Information, and at any time thereafter, if any such materials are brought to Employee’s attention or Employee discovers them in his possession or control, Employee shall deliver such materials to the Company immediately upon such notice or discovery.
     3. Ownership of Intellectual Property.
(a)	If Employee creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, data, processes, methods, programs, systems, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during Employee’s employment by or engagement with the Company (“Works”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of such employment or engagement and/or relate to the business or operations, or actual or demonstrably anticipated research or development, of the Company or its subsidiaries or other affiliates (collectively, the “Company Works”), Employee shall promptly and fully disclose such Company Works to the Company. Any copyrightable work falling within the definition of Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101. Employee hereby (i) irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law and (ii) waives any moral rights therein to the fullest extent permitted under applicable law. Employee agrees that he will not use any Company Works for his personal benefit, the benefit of a competitor, or for the benefit of any other person or entity other than the Company. Employee agrees to execute any further documents and take any further actions requested by the Company to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder.

(b)	Employee agrees and acknowledges that: (i) the covenants set forth in this Agreement are reasonably limited in both time and geographical scope and in all other respects, (ii) the covenants set forth in this Agreement are reasonably necessary for the protection of the Company, (iii) the covenants contained herein have been made as a material incentive to the Parent to enter into the Merger Agreement.

(c)	In the event that, notwithstanding the foregoing, any of the provisions of Sections 1 through 3 of this Agreement shall be declared by an arbitration or a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though said invalid or unenforceable provisions had not been included therein. In the event that any provision of Sections 1 through 3 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the term, condition or aspect deemed reasonable and enforceable by the court shall be incorporated into the applicable section of this Agreement, shall replace the term, condition or aspect deemed by the court to be unreasonable and unenforceable, and shall remain enforceable to the fullest extent permitted by law.

(d)	Employee recognizes and affirms that in the event of his breach of any provision of this Agreement, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, Employee agrees that in the event of a breach or a threatened breach by Employee of any of the provisions of this Agreement, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).
     4. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient with telephonic confirmation by the sending party. Such notices, demands and other communications will be sent to the address indicated below:
To the Company:
Argo-Tech Corporation
c/o Vestar Capital Partners IV, L.P.
245 Park Avenue
New York, NY 10167
Attention: John Woodard and
                 General Counsel
Facsimile No.: (212) 808-4922
and
c/o Greenbriar Equity Group LLC
555 Theodore Fremd Avenue
Rye, NY 10580
Attention: Reginald L. Jones
                 John Daileader
Facsimile No.: (914) 925-9699
with a copy (which shall not constitute notice) to:
Kirkland & Ellis
Citigroup Center
153 East 53rd Street
New York, NY 10022
Attention: Michael Movsovich, Esq.
Facsimile No.: (212) 446-4900

     To Employee:
Francis St. Clair
327 Inwood Trail
Aurora, OH 44202-8205
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
     5. Miscellaneous.
(a)	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(b)	Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and their respective successors and assigns.

(c)	GOVERNING LAW. THIS AMENDMENT AND WAIVER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(d)	Arbitration.
(i)	Any dispute with regard to this Agreement that is not resolved by mutual agreement, other than as provided in Section 5(d)(ii), shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) in New York City pursuant to the rules of AAA. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16 and shall be conducted in accordance with the rules and procedures of AAA. Any judgment upon the reward rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or findings of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocable waives any claim to such damages. The costs of AAA and the arbitrator shall be borne by the Company. Each party shall bear its own costs (including, without limitation, legal fees and fees of any experts) and out-of-pocket expenses.

(ii)	The parties hereby agree and stipulate that in the event of any breach or violation or violation of this Agreement by any other party hereto, either threatened or actual, the non-breaching parties’ rights shall include, in addition to any and all other rights available to any such non-breaching party at law or in equity, the right to seek and obtain any and all injunctive relief or restraining orders available to it in courts of proper jurisdiction, so as to prohibit, bar, and restrain any and all such breaches or violations by any other party hereto. Each of the parties hereto further agrees that no bond need be filed in connection with any request by any other party hereto for a temporary restraining order or for temporary or preliminary injunctive relief.
(e)	Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company.
* * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ARGO-TECH CORPORATION

By:	/s/ Paul R. Keen

Name:	Paul R. Keen
Its:	Vice President

/s/ Francis St. Clair

Francis St.Clair